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                                                                    EXHIBIT 99.6


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                                    KIMALINK
                           2000 EQUITY INCENTIVE PLAN

     This STOCK OPTION ASSUMPTION AGREEMENT by and between Broadcom Corporation, a California corporation ("Broadcom"), and the undersigned individual ("Optionee") is effective as of July 2, 2001 (this "Assumption Agreement").

     WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock ("KimaLink Stock") of KimaLink, a California corporation ("KimaLink"), which were granted to Optionee under the KimaLink 2000 Equity Incentive Plan (the "Plan"), and are each evidenced by a Stock Option Agreement(s).

     WHEREAS, KimaLink has been acquired by Broadcom through the merger of KimaLink with and into Broadcom (the "Merger"), pursuant to the Merger Agreement and Plan of Reorganization, dated as of June 5, 2001 (the "Merger Agreement"), by and between Broadcom and KimaLink and, with respect to Article 7 only, and effective as of the Closing (as defined in the Merger Agreement), Nicolaos Alexopoulos, Stephen R. Rizzone and Thomas Iwanski.

     WHEREAS, the provisions of the Merger Agreement require Broadcom to assume the obligations of KimaLink under the Plan and each outstanding option under the Plan at the consummation of the Merger.

     WHEREAS, Broadcom desires to issue to the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the Merger Agreement, each outstanding share of KimaLink Stock was converted into one share (the "Exchange Ratio") of Class A common stock, par value $0.0001 per share, of Broadcom ("Broadcom Stock").

     WHEREAS, the purpose of this Agreement is to evidence the assumption by Broadcom of the outstanding options held by Optionee at the Effective Time and to reflect certain adjustments to Optionee's outstanding options that have become necessary in connection with their assumption by Broadcom.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of KimaLink Stock subject to the options outstanding under the Plan held by Optionee immediately prior to the Effective Time (the "KimaLink Options") and the exercise price payable per share are set forth in Exhibit A attached hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of KimaLink under the Plan and each of the KimaLink Options. In connection with such assumption, the


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number of shares of Broadcom Stock purchasable under each Assumed Option and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock initially subject to each Assumed Option shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Broadcom Stock under the Assumed Option shall also be as indicated for that option in Exhibit A attached hereto.

     2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be no less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the KimaLink Stock subject to the KimaLink Option and the aggregate exercise price in effect at such time under the Stock Option Agreement(s). Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the KimaLink Option immediately prior to the Merger. Such adjustments are also intended to preserve, to the extent applicable, the incentive stock option status of the assumed KimaLink Options under Section 422 of the Internal Revenue Code of 1986, as amended.

     3. Unless the context otherwise requires, all references in the Stock Option Agreement(s) and in the Plan (as incorporated into such Stock Option Agreement(s)) shall be adjusted as follows: (i) all references to the "Company" shall mean Broadcom, (ii) all references to the "Board" shall mean the Board of Directors of Broadcom, (iii) all references to the "Committee" shall mean the Compensation Committee of the Board and (iv) all references to "Common Stock" shall mean Broadcom Stock.

     4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Stock Option Agreement(s) applicable to that option, and the provisions of the Plan and the Stock Option Agreement(s) shall accordingly govern and control Optionee's rights to purchase Broadcom Stock under the Assumed Option.

     5. Pursuant to the terms of your Stock Option Agreement(s) and the Plan, your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Stock Option Agreement(s) immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

     6. For purposes of applying any and all provisions of the Stock Option Agreement(s) and/or the Plan relating to Optionee's continuous status as an employee of or a consultant to KimaLink, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Broadcom or any other present or future subsidiary of Broadcom. Accordingly, the provisions of the Stock



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Option Agreement(s) governing the termination of the Assumed Options upon
Optionee's cessation of service as an employee of or a consultant to KimaLink shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Broadcom or any other present or future subsidiaries of Broadcom, and each Assumed Option shall accordingly terminate, within the designated time period in effect under the Stock Option Agreement for that option, following such cessation of service as an employee of or a consultant to Broadcom or any other present or future subsidiaries of Broadcom.

     7. The adjusted exercise price payable for the Broadcom Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Stock Option Agreement applicable to that option.

     8. In order to exercise each Assumed Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Stock Option Agreement. This notice should be delivered to Broadcom at the following address:

                   Broadcom Corporation
                   16215 Alton Parkway
                   Irvine, California  92618
                   Attention: Manager of Shareholder Services

     9. Any and all disputes or controversies between Optionee and Broadcom arising out of, relating to or otherwise connected with Broadcom's assumption of Optionee's Assumed Options under this Assumption Agreement or the validity, construction, performance or termination of this Assumption Agreement shall be settled exclusively by binding arbitration to be held in the county in which the Optionee is (or has most recently been) employed by Broadcom (or any Parent or Subsidiary) at the time of such arbitration. The arbitration proceedings shall be governed by (i) the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association and (ii) the Federal Arbitration Act. The arbitrator shall have the same, but no greater, remedial authority as would a court hearing the same dispute. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration and shall be in lieu of the rights those parties may otherwise have to a jury trial; provided, however, that such decision shall be subject to correction, confirmation or vacation in accordance with the provisions and standards of applicable law governing the judicial review of arbitration awards. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses and attorney's fees. Judgment shall be entered on the arbitrator's decision in any court having jurisdiction over the subject matter of such dispute or controversy. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable statutory provision or common law principle, for provisional relief, including a temporary restraining order or a preliminary injunction. To the extent permitted by law, the proceedings and results, including the arbitrator's decision, shall be kept confidential.

     10. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Stock Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.



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     IN WITNESS WHEREOF, Broadcom Corporation has caused this Assumption
Agreement to be executed on its behalf by its duly authorized officer as of July 2, 2001.


                                             BROADCOM CORPORATION


                                             By:
                                                 -------------------------------
                                                    David A. Dull
                                                    Vice President, General
                                                    Counsel and Secretary



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                                 ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her KimaLink Options hereby assumed by Broadcom are as set forth in the Stock Option Agreement, the Plan, and this Assumption Agreement.



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                                             Signature of Optionee


                                             -----------------------------------
                                             Printed Name


DATED:



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